Exhibit 10.70

AMENDMENT OF

EMPLOYMENT LETTER AGREEMENT

This instrument amends the employment letter agreement dated October 16, 2002 between Path 1 Network Technologies Inc. and John R. Zavoli.

The “Severance Agreement” item therein is amended to read in full as follows:

Severance Agreement: Twelve months severance in the form of salary and benefit continuation in case of termination by Path 1 for any reason other than cause. Subject to this severance arrangement, you shall be an “at-will” employee and your employment can be terminated at any time by Path 1, or by you, for any reason or for no reason.

Dated: May 11, 2004

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/S/ JOHN ZAVOLI
(Upon authority of the Compensation Committee, by action taken May 10, 2004)

/S/ JOHN ZAVOLI JOHN R. ZAVOLI